Exhibit 10.49

EXECUTIVE CHANGE IN CONTROL AGREEMENT

OceanFirst Financial Corp. (“Company”), and its successors and assigns, and Patrick Barrett (“Executive”) enter into this agreement (the “CIC Agreement”) to provide certain benefits to Executive in the event that Executive’s employment is terminated as a result of a Change in Control, as defined below. This CIC Agreement is executed in conjunction with an Executive Employment Agreement (“Agreement”) and a Confidentiality and Executive Restriction Agreement (“Confidentiality Agreement”) and provides consideration for the obligations thereunder.

I.CHANGE IN CONTROL BENEFIT

If there is a Change in Control, and if the Executive is terminated without Cause or resigns for Good Reason during the CIC Agreement Term or within twelve (12) months following the Change in Control, the Company shall provide the insurance benefits provided for in Section III(D) of the Agreement, and shall pay Executive as severance pay, in lieu of any severance payments the Company would otherwise be obligated to pay under the Agreement, an amount equal to the sum of (i) Executive’s Salary and (ii) the greater of the cash incentive payment paid to the Executive for the prior fiscal year or the Target Cash Compensation for the current fiscal year (“Change in Control Payment”). In the event that the Company’s Board in good faith determines that the Change in Control occurred during such time as the Company is at least “adequately capitalized” (within the meaning of 12 U.S.C. § 1831o(b)) then the Change in Control Payment shall be multiplied by a factor of 3, provided, however, that the total value of the Change in Control Payment (including any insurance benefits provided) shall not exceed three times the sum of the Executive’s Salary and the greater of the cash incentive payment paid to the Executive for the prior fiscal year or the Target Cash Compensation for the current fiscal year. The Change in Control Payment is conditioned upon Executive executing a release agreement in favor of the Company at the time of termination of his employment. Payment shall be made in a lump sum within five business days of the Executive’s date of termination, provided that Executive has executed and submitted a general release of claims and the statutory period during which the Employee is entitled to revoke the release of claims has expired before the payment date. The Change in Control Payment will be subject to the Company’s collection of applicable federal income and employment withholding taxes.

II.DEFINITIONS

For purposes of this CIC Agreement, the following definitions will be in effect:

“Cause” has the meaning described in Section III(E)(1) of the Agreement.

“Change in Control” means, except for the sale of the Company’s stock in a broad-based public offering:

(1) an event of a nature that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

(2) results in a Change in Control of OceanFirst Bank, the subsidiary federal savings association of the Company, or the Company within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act or the rules and regulations promulgated by the Office of the Comptroller of the Currency or its predecessor agency, as in effect on the date hereof;

(3) individuals who constitute the Board of the Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (3), considered as though he were a member of the Incumbent Board; or
(4) A change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Company, within the meaning of Section 280G or the Internal Revenue Code.

“Good Reason” has the meaning described in Section III(E)(2) of the Agreement.

III. TERM OF AGREEMENT

This CIC Agreement shall be in effect for a term that is coextensive with the Agreement and shall automatically renew if and when the Agreement is renewed, provided Executive remains employed by the Company, Employee has executed the Confidentiality Agreement, and neither Party provides the other written notice of an intent not to renew this CIC Agreement more than thirty (30) days prior to its renewal (“CIC Agreement Term”). Provided the Change in Control occurs during the term of this CIC Agreement, then the Change in Control Payment shall still be payable, even if the resignation or termination that triggers the payment occurs after the CIC Agreement has expired. In addition, if the Company is, at the time the Change in Control Payment is payable, prohibited or restricted by applicable statutory, regulatory, contractual or other legal requirement from making the Change in Control Payment, then the Company shall be obligated for a period of three (3) years from such time to make the Change in Control Payment (or any unpaid portion) in the event that such prohibition or restriction is no longer applicable and the Company is otherwise then legally permitted to make such payment. In the event that any Change in Control Payment (or any portion thereof) made to Executive hereunder or under any prior similar agreement or understanding is required under any applicable statutory, regulatory, order, contractual or other legal requirement to be paid back to the Company (or its successor), then Executive shall upon written demand from the Company (or its successor) promptly pay such amount back to the Company (or its successor).

IV. MISCELLANEOUS PROVISIONS

A.Death

Should Executive die after becoming entitled to, but before receipt of, the Change in Control Payment under Section I of this CIC Agreement, then such payment will be made to the executors or administrators of his/her estate.

B.General Creditor Status

The payment to which Executive may become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, Executive’s right (or the right of the personal representatives or beneficiaries of Executive’s estate) to receive any payment hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

C.Miscellaneous

This CIC Agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of New Jersey. This CIC Agreement shall be interpreted and administered in order to be an exempt “short term deferral” under Section 409A of the Internal Revenue Code and the regulations thereunder. This CIC Agreement may be amended only by written instrument signed by Executive and an authorized officer of the Company other than Executive. It supersedes all other Change in Control agreements executed by executive and the Company. If any provision of this CIC Agreement as applied to Executive or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this CIC Agreement, or the enforceability or invalidity of this CIC Agreement as a whole. Should any provision of this CIC Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this CIC Agreement will continue in full force and effect.

D.Internal Revenue Code Section 280G

Notwithstanding anything in this CIC Agreement to the contrary, if it is determined by legal counsel (or other tax advisor to Executive) that the total of the Change in Control Payment, together with any other payments or benefits paid by the Company to Executive, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the net after-tax amount that Executive would realize from such compensation, considering Executive’s federal and state income tax brackets and the excise tax, would be greater if the compensation payable hereunder were limited, then the compensation payable hereunder shall be limited in the manner determined by such counsel or advisor, to maximize Executive’s net after-tax income.

IN WITNESS WHEREOF, the Parties have executed and entered into this CIC Agreement effective on March ___, 2022.

/s/ Patrick Barrett
Patrick Barrett

OCEANFIRST FINANCIAL CORP.

By: /s/ Steven J. Tsimbinos
Name: Steven J. Tsimbinos
Title: EVP, General Counsel and Corp. Secretary

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